Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Paul Sylvester, President and CEO Manatron, Inc. (616) 567-2900 (paul.sylvester@manatron.com)	Nick Thole (800) 435-9539 Seyferth Spaulding Tennyson Inc. (thole@seyferthpr.com)

OHIO'S CUYAHOGA COUNTY AWARDS MANATRON
$5.3 MILLION CONTRACT FOR MVP TAX AND PROPERTYMAX SOFTWARE
Contract marks Manatron's largest-ever software contract

          KALAMAZOO, Michigan --May 21, 2001-- Manatron, Inc. (Nasdaq: MANA) today announced that it has entered into a $5.3 million contract for its MVP Tax and PropertyMax software with Ohio's Cuyahoga County, which is the largest county in the state with 1.4 million residents and includes the city of Cleveland.

          MVP Tax, a component-based client/server system, is Manatron's latest offering in property tax billing and collection software for local government. Manatron designed MVP Tax to be scalable from smaller governmental agencies up to the largest agencies in the country, to be the most feature-rich system available and to address the growing national demand for robust, state-of-the-art property software applications in the local government market. PropertyMax provides Internet access to property tax and appraisal information on all commercial, industrial, agricultural and residential properties in a county.

          "We are very pleased to be working with Cuyahoga County to update its systems. We believe this contract--our largest software contract to date--reflects the technological superiority and scalability of our newly developed MVP Tax system," said Paul Sylvester, president and chief executive officer of Manatron. "The combination of MVP Tax and PropertyMax creates an end-to-end property tax solution for local government. MVP Tax satisfies the back-office needs of local government, while PropertyMax creates an Internet interface for constituents to easily access property and property tax information at any hour of the day on any day of the week from the convenience of their home or office."

          The MVP Tax software will be customized to fit Cuyahoga County's needs, which will be determined using both workflow and gap analysis. The software will be used by Cuyahoga County's Auditor, which is in charge of property tax assessment, and its Treasurer, which is responsible for tax collection, and will replace an outmoded, internally developed property tax system. E-business solutions company Unisys Corp. (NYSE: UIS) is partnering as a subcontractor with Manatron on this project to provide certain services including analysis, data conversion and staff training. The entire project is expected to begin in June 2001 and continue through February 2003, with the MVP Tax system generating its first property tax bills for the county in December 2002.

          Regarding the contract, Frank Russo, the Cuyahoga County Auditor, said "I am moving the Auditor's office into the 21st century. With Manatron's help, we are taking the next step in that direction". James Rokakis, the Treasurer of Cuyahoga County commented that "The citizens of Cuyahoga County deserve a first-class system. We feel we have that with Manatron."

          Commenting on the Unisys partnership, Sylvester stated, "We are also pleased to have Unisys involved on this project, as it is very well-respected technology provider in both the private and public sector. We hope through this project to forge a relationship with Unisys that can be leveraged for future local government projects."

          Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support back-office processes for government agencies as well as "Virtual Courthouse" needs providing Internet access to information for industry professionals and the public. Manatron provides mass appraisal services, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently serves approximately 1,700 customers in 38 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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